Exhibit 5

                                                                  (804) 343-4089
                                                                        2994.027






                             January 7, 1999




F&M National Corporation
9 Court Square
Post Office Box 2800
Winchester, Virginia 22604

Ladies and Gentlemen:

      We have acted as counsel to F&M National Corporation, a Virginia corporation (the "Company"), in connection with the preparation of the Registration Statement on Form S-4 of the Company (the "Registration Statement") filed with the Securities and Exchange Commission (the "Commission"), relating to the registration under the Securities Act of 1933, as amended (the "Securities Act"), of a maximum of 675,000 shares (the "Shares") of the Company's common stock, par value $2.00 per share, issuable pursuant to the Agreement and Plan of Reorganization, dated as of November 25, 1998, by and among the Company, F&M Bank-Northern Virginia and Security Bank Corporation ("SBC"), and the related Plan of Merger (collectively, the "Agreement"), whereby each share of SBC common stock, par value $5.00 per share ("SBC Common Stock"), will be exchanged for shares of Company common stock pursuant to the terms set forth in the Agreement.

      In connection with this opinion, we have considered such questions of law as we have deemed necessary as a basis for the opinions set forth below, and we have examined and are familiar with originals or copies, certified or otherwise identified to our satisfaction, of the following: (i) the Registration Statement; (ii) the Articles of Incorporation and By-laws of the Company, as amended and as currently in effect; (iii) certain resolutions of the Board of Directors of the Company relating to the issuance of the Shares and the other transactions contemplated by the Registration Statement; (iv) the Agreement; and
(v) such other documents as we have deemed necessary or appropriate as a basis for the opinion set forth below. In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such copies. As to any facts material to this opinion that we did not independently establish or verify, we have relied upon statements and representations of officers and other representatives of the Company and others.

      Based upon the foregoing, we are of the opinion that if and when issued in exchange for shares of SBC Common Stock pursuant to the terms of the Agreement and under the circumstances contemplated by the Registration Statement, the Shares will be validly issued, fully paid and non-assessable.

      The law covered by the opinion set forth above is limited to the laws of the Commonwealth of Virginia and the federal law of the United States of America.

      We hereby  consent to the filing of this  opinion with the  Commission  as
Exhibit 5 to the Registration Statement and to the reference to our name under the caption "Legal Matters" in the Proxy Statement/Prospectus constituting a part of the Registration Statement.


                                    Sincerely,

                                    LECLAIR RYAN
                                    A Professional Corporation



                                    By: /s/George P. Whitley
                                        --------------------
                                        George P. Whitley
                                        Vice President

GPW/lsr